Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Reports Third Quarter Results
     Bethesda, MD, November 8, 2010 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported net income (loss) to common shareholders of $(0.3) million, or $(0.01) per diluted share, for the quarter ended September 30, 2010.
     For the quarter ended September 30, 2010, the Company generated funds from operations (“FFO”) of $1.7 million. On a per diluted share basis, FFO for the third quarter of 2010 was $0.05. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter was $1.6 million.
     Net loss, FFO and EBITDA for the third quarter of 2010 included $1.7 million of costs incurred related to completed and potential acquisitions and $0.5 million of non-cash corporate general and administrative expenses.
     Pro forma room revenue per available room (“Pro forma RevPAR”) in the third quarter of 2010 was $125.74, an increase of 6.0 percent over the same period of 2009. Pro forma average daily rate (“Pro forma ADR”) increased 4.4 percent from the third quarter of 2009 to $162.26, while Pro forma Occupancy also increased 1.6 percent to 77.5 percent. These operating statistics include results for periods prior to the Company’s ownership.
     “In the third quarter, the U.S. hotel industry benefited from a strong rebound in corporate transient and group travel, which have recovered at a significantly faster pace than previously projected, leading to strong growth in occupancy, and more recently, increases in room rates,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “We are very pleased with the performance of our recently acquired hotels. The third quarter represents the first full quarter of our ownership for several of these hotels since our initial public offering in December 2009.”
     The Company’s hotels generated $5.7 million of Pro forma Hotel EBITDA for the quarter ended September 30, 2010, compared with $4.8 million for the same period of 2009. Pro forma Hotel Revenues increased 6.6 percent, while Pro forma Hotel Expenses increased 3.7 percent. As a result, the Pro forma Hotel EBITDA Margin for the quarter ended September 30, 2010 was 22.6 percent, an increase of 220 basis points as compared to the same period last year.
     The Company’s third quarter Pro forma RevPAR, ADR, Occupancy, Revenues, Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of September 30, 2010 except for The Grand Hotel Minneapolis, which was not acquired until September 29, 2010. These operating statistics and financial results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating data from The Grand Hotel Minneapolis after it has owned the hotel for one year.
     As of September 30, 2010, the Company had $35.0 million in outstanding debt related to the assumption of a secured loan associated with the acquisition of the Monaco Washington DC and had no outstanding balance on its $150 million senior secured credit facility. On September 30, 2010, the Company had $371.0 million of cash and cash equivalents on its balance sheet. The weighted-average number of common shares outstanding for the third quarter of 2010 was 34.1 million.
     For the nine months ended September 30, 2010, the Company reported a net loss to common shareholders of $(4.7) million, FFO of $(2.5) million, or $(0.10) per diluted share, and EBITDA of $(4.5) million.

     Net loss, FFO and EBITDA for the nine months ended September 30, 2010 were reduced by $4.8 million of costs incurred related to potential and completed acquisitions and $1.5 million of non-cash corporate general and administrative expenses.
     “We are thrilled with the aggressive, yet disciplined, execution of our business strategy since going public last December,” noted Mr. Bortz. “We are well ahead of our investment plan and are pleased with the high quality and diversification of the hotels that we have acquired. Furthermore, our hotels are performing at or above our underwritten projections, which is encouraging since the vast majority of our asset management initiatives have not yet been implemented.”
     Since its initial public offering in December 2009, the Company has acquired six properties totaling $425 million and has announced pending acquisitions for two additional hotels totaling $192 million. In July 2010, the Company successfully completed a secondary public equity offering for approximately $318 million and a $150 million senior secured credit facility. This additional capital is expected to be utilized for additional acquisitions and existing property capital investment opportunities.
Acquisitions
     On July 1, 2010, the Company acquired the InterContinental Buckhead Hotel for $105.0 million. The 422-room, luxury, full-service hotel is located in the flourishing Buckhead area of Atlanta, Georgia. The property features approximately 31,000 square feet of meeting space and a 24,000 square foot outdoor garden. The hotel is managed by InterContinental Hotels Group PLC.
     On September 9, 2010, the Company acquired the Monaco Washington DC Hotel for $74.0 million. The 183-room, luxury, full-service hotel is located in the Penn Quarter district of downtown Washington, DC. The property features 7,000 square feet of meeting space and the immensely popular Poste Moderne Brasserie restaurant. The hotel is managed by Kimpton Hotels & Restaurants.
     On September 29, 2010, the Company acquired The Grand Hotel Minneapolis for $33.0 million. The 140-room, upper-upscale, full-service hotel is located in downtown Minneapolis, Minnesota. The property, which was previously converted from the prestigious Minneapolis Athletic Club, features the 58,000 square foot downtown Minneapolis Life Time Athletic Club, Zahtar restaurant and 6,500 square feet of meeting space. The hotel is managed by Kimpton Hotels & Restaurants.
     Subsequent to the end of the third quarter, on November 3, 2010, the Company acquired Skamania Lodge for $55.8 million. The 254-room, upper-upscale, full-service lodge and conference resort is located 45 miles east of Portland, Oregon in Stevenson, Washington. The property features the Waterleaf Spa and Fitness Center, the 18-hole Skamania Lodge Golf Course, 22,000 square feet of International Association of Conference Centers (“IACC”) certified meeting and event space and the award-winning Cascade Room restaurant. The hotel is managed by Destination Hotels & Resorts.
     In addition to the six hotels acquired to date, the Company has previously announced executed purchase and sale agreements for a hotel in the Philadelphia metropolitan region for $89.0 million and a hotel in the Los Angeles metropolitan region for $102.8 million. The purchase of these properties has not yet occurred and the Company can give no assurance that the transactions will be consummated in the timetable previously set forth, or at all.
     “Hotel demand growth continues to be strong across most of the major urban markets that we are targeting,” noted Mr. Bortz. “Despite the uncertainty about the overall strength and speed of the economic recovery, we remain optimistic that we are at the beginning of a long and healthy recovery in the hotel industry, and it continues to be an opportune time to acquire high-quality hotels in major metropolitan locations at attractive cash yields and substantial discounts to their long-term economic values.”

Financing Transactions
     On July 8, 2010, the Company executed a $150 million senior secured revolving credit facility. The credit facility matures in July 2013 and has a one-year extension option. The Company also has the option to increase the available amount of the credit facility to $200 million. The credit facility includes the following banks: Bank of America, N.A., acting as the Administrative Agent; Wells Fargo Bank, N.A., acting as the Syndication Agent; US Bank N.A., acting as the Documentation Agent; Crédit Agricole Corporate and Investment Bank; Raymond James Bank, FSB; Royal Bank of Canada; and Chevy Chase Bank.
     On July 28, 2010, the Company, in an underwritten secondary public offering, sold 19.6 million common shares, resulting in net proceeds of $318.3 million. Raymond James and Bank of America Merrill Lynch acted as joint book-running managers and Baird, Crédit Agricole Corporate and Investment Bank, Janney Montgomery Scott and Piper Jaffray & Company acted as co-managers. The proceeds from the offering will be used to invest in hotel properties in accordance with the Company’s investment strategy and for general business purposes.
2010 Outlook
     The Company is increasing its prior forecast of U.S. Industry RevPAR in 2010 to 4.5% to 5.5% over 2009.
     Based on the current economic environment, and assuming that the economic recovery continues, the Company’s 2010 outlook is as follows:
     • Net Loss of $(5.5) million to $(4.5) million
     • FFO of $(0.5) million to $0.5 million
     • EBITDA of $(2.0) million to $(1.0) million
This 2010 outlook is based on the following major assumptions:
     • No additional acquisitions completed beyond the six hotels owned as of November 3, 2010
     • Acquisition-related costs of approximately $5.2 million
     • Fourth-quarter portfolio RevPAR increase of 1.0% to 3.0% as compared to 2009
     • Portfolio hotel EBITDA margin for the fourth quarter of 21% to 23%
     • 2010 corporate cash G&A of $5.5 million to $6.0 million
     • 2010 corporate non-cash G&A of $2.1 million to $2.4 million
     • 2010 weighted-average number of common shares outstanding, basic and diluted, of 28.7 million
     The Company’s 2010 outlook for corporate cash and non-cash general and administrative expenses does not include any costs related to acquisitions, such as due diligence, transfer taxes and legal and accounting fees, which are required to be expensed when incurred.
     Based on the Company’s current outlook, it anticipates it will generate taxable income for the year. As a result, it expects that it may declare and initiate a dividend commencing with the fourth quarter of 2010. This common dividend is subject to the Company achieving its outlook as well as approval by the Company’s board of trustees.
Earnings Call
     The Company will conduct its quarterly analyst and investor conference call on Tuesday, November 9, 2010 at 9:00 AM EST. To participate in the conference call, please dial (800) 946-0744 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns six hotels, with a total of 1,684 guest rooms.
This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected financial results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Prospectus on Form 424(b)(1) filed on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
All information in this release is as of November 8, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
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Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Statements of Operations
(In thousands, except share data)
(Unaudited)

	Three months ended	Nine months ended
	September 30, 2010	September 30, 2010
REVENUES:
Hotel operating revenues:
Room	$12,805	$14,165
Food and beverage	7,816	8,586
Other operating department	1,016	1,102

Total revenues	21,637	23,853

EXPENSES:
Hotel operating expenses:
Room	3,769	4,067
Food and beverage	5,615	6,020
Other direct	452	493
Other indirect	6,006	6,651

Total hotel operating expenses	15,842	17,231
Depreciation and amortization	2,032	2,260
Real estate taxes, personal property taxes & insurance	836	909
Ground rent	11	11
General and administrative	1,729	5,371
Hotel property acquisition costs	1,665	4,811

Total operating expenses	22,115	30,593

Operating income	(478)	(6,740)
Interest income	638	2,513
Interest expense	(471)	(471)

Loss before income taxes	(311)	(4,698)
Income tax benefit / (expense)	3	(23)

Net loss attributable to common shareholders	$(308)	$(4,721)

Loss per share attributable to common shareholders, basic and diluted	$(0.01)	$(0.19)

Weighted-average number of common shares, basic and diluted	34,073,090	24,915,173

Pebblebrook Hotel Trust
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Investment in hotel properties, net	$367,028	$—
Cash and cash equivalents	370,995	319,119
Restricted cash	1,390	—
Investments	—	70,000
Hotel receivables (net of allowance for doubtful accounts of $0)	3,920	—
Deferred financing costs, net	2,142	—
Prepaid expenses and other assets	5,043	284

Total assets	$750,518	$389,403

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Senior secured credit facility	$—	$—
Mortgage debt	35,000	—
Accounts payable and accrued expenses	10,965	1,853
Accrued underwriter fees	8,050	8,050
Advance deposits	1,657	—
Accrued interest	110	—

Total liabilities	55,782	9,903
Commitments and contingencies
Shareholders’ equity:
Preferred shares of beneficial interest, $.01 par value, 100,000,000 shares authorized; no shares issued and outstanding at September 30, 2010 and at December 31, 2009	—	—
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 39,810,590 and 20,260,000 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	398	203
Additional paid-in capital	697,950	379,370
Accumulated deficit	(4,868)	(147)

Total shareholders’ equity	693,480	379,426
Non-controlling interest	1,256	74

Total equity	694,736	379,500
Total liabilities and equity	$750,518	$389,403

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) attributable to common shareholders to FFO and EBITDA
(In thousands, share data and per share data)
(Unaudited)

	Three months ended	Nine months ended
	September 30, 2010	September 30, 2010
Net loss attributable to common shareholders	$(308)	$(4,721)
Depreciation and amortization	2,005	2,210

FFO	$1,697	$(2,511)

Weighted-average number of common shares and units outstanding:
Basic	34,073,090	24,915,173
Diluted	34,074,695	24,915,173

	Three months ended	Nine months ended
	September 30, 2010	September 30, 2010
Net loss attributable to common shareholders	$(308)	$(4,721)
Interest income, net	(167)	(2,042)
Income tax (benefit) expense	(3)	23
Depreciation and amortization	2,032	2,260

EBITDA	$1,554	$(4,480)

Corporate expense	3,395	10,183

Hotel EBITDA	$4,949	$5,703

     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules to supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
     These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.
     Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
     Earnings before Interest, Income Taxes, and Depreciation and Amortization (“EBITDA”) — We believe that EBITDA provides investors a useful financial measure to evaluate our operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).
     The Company’s presentation of FFO in accordance with the NAREIT white paper and EBITDA, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Hotel Statistical Data
(In thousands)
(Unaudited)

	Three months ended September 30,
	2010	2009
Total Portfolio
Pro forma Occupancy	77.5%	76.3%
Increase/(Decrease)	1.6%
Pro forma ADR	$162.26	$155.46
Increase/(Decrease)	4.4%
Pro forma RevPAR	$125.74	$118.60
Increase/(Decrease)	6.0%
Notes:
These hotel operating results include results from all of the hotels the Company owned as of September 30, 2010 except The Grand Hotel Minneapolis, which was not acquired until September 29, 2010. These operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year.
These are not audited financials and have been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Property Level Results
(In thousands)
(Unaudited)

	Three months ended September 30,
	2010	2009
Pro Forma Hotel Revenues:
Rooms	$14,923	$14,075
Food and beverage	9,248	8,375
Other	985	1,147

Total hotel revenues	25,156	23,597

Pro Forma Hotel Expenses:
Rooms	4,419	4,264
Food and beverage	6,627	6,024
Other direct	470	481
General and administrative	2,211	2,287
Sales and marketing	1,696	1,718
Management fees	764	883
Property operations and maintenance	998	985
Energy and utilities	1,204	981
Property taxes	686	541
Other fixed expenses	407	630

Total hotel expenses	19,482	18,794

Pro forma Hotel EBITDA	$5,674	$4,803

Notes:
This schedule of property level results includes information from all of the hotels the Company owned as of September 30, 2010 except The Grand Hotel Minneapolis, which was not acquired until September 29, 2010. These property level results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical property level results for The Grand Hotel Minneapolis after it has owned the hotel for one year. In addition, the information above does not reflect the Company’s corporate general and administrative expenses, interest expenses, property acquisition costs, depreciation and amortization, taxes and other expenses.
These are not audited financials and have been presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Operating Data
(In thousands)
(Unaudited)
Prior-Year Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	61.7%	71.0%	74.4%	65.4%	68.2%
Pro forma ADR	$186.34	$165.00	$157.15	$166.16	$167.89
Pro forma RevPAR	$115.04	$117.11	$116.93	$108.75	$114.45

Pro forma Hotel Revenues	$28,263	$29,834	$29,642	$29,746	$117,485
Pro forma Hotel EBITDA	4,660	7,623	6,936	7,040	26,259

	First Quarter	Second Quarter
	2010	2010
Pro forma Occupancy	64.6%	76.4%
Pro forma ADR	$158.37	$164.51
Pro forma RevPAR	$102.35	$125.75

Pro forma Hotel Revenues	$26,139	$32,125
Pro forma Hotel EBITDA	4,111	7,936
Notes:
These historical hotel operating results include results from the hotels the Company owned as of November 3, 2010 including: Doubletree Bethesda, Sir Francis Drake, InterContinental Buckhead, Monaco Washington DC and Skamania Lodge. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after it has owned the hotel for one year.
These are not audited financials and have been presented only for comparison purposes.